EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CoroWare, Inc. of our report dated April 16, 2012 relating to our audit of the consolidated financial statements of CoroWare, Inc. and subsidiaries as of and for the year ended December 31, 2011 which appears in the Annual report on Form 10K for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “experts” in the Prospectus, which is part of the this registration statement

Schaumburg IL

August 23, 2012 /S/ Lake & Associates CPA's LLC

Lake & Associates CPA's LLC